TBS International Limited Announces the Acquisition of Two Vessels Expanding its Fleet to 33 Vessels

HAMILTON, BERMUDA - September 5, 2006 - TBS International Limited (NASDAQ: TBSI), an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk transportation services, announced today that it has entered into agreements to acquire two handysize bulk carriers, the M.V. Clipper Flamingo and the M.V. Clipper Frontier, thereby expanding its fleet to a total of 33 vessels. TBS agreed to acquire the vessels charter free for a total consideration of $45 million. Both vessels are expected to be delivered to TBS during November 2006.

The M.V. Clipper Flamingo, built in 1997, has a carrying capacity of 29,516 dwt and the M.V. Clipper Frontier, built in 1996, has a carrying capacity of 29,458 dwt. Both vessels were built at the Dalian Shipyard.

Following these two acquisitions, and the delivery to the buyers of the M.V. Dakota Belle whose sale was announced on August 9, 2006, TBS’s fleet will be comprised of 33 vessels in total, including 19 multipurpose and a combination of 14 handysize and handymax bulk carriers, with an aggregate carrying capacity of 983,000 dwt.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “We are pleased to announce the acquisition of two modern handysize bulk carriers, the M.V. Clipper Flamingo and the M.V. Clipper Frontier. These acquisitions were made possible through the new $140 million credit facility we entered on July 31, 2006. We focus on multipurpose and handysize/ handymax vessels which have the best fit with our business model. Our strategy is to grow our fleet in response to the growth in our business and these two acquisitions were concluded within the context of the strong demand we experience in our main markets and trade routes as well as the new business opportunities we have been exploring.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com